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                                                                    EXHIBIT 23.4


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Weatherford International Ltd. on Form S-3 of our reports dated June 4, 2004, included in the Annual Report on Form 10-K of Universal Compression Holdings, Inc. and Universal Compression, Inc. for the year ended March 31, 2004, and incorporated by reference in the Annual Report on Form 10-K/A of Weatherford International Ltd., and to the use of our reports dated June 4, 2004, incorporated by reference in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

June 18, 2004